Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

AIR LEASE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value of $0.01 per share	Rule 457(c) and Rule 457(h)	100,000	$37.00	$3,700,000.00	0.0001102	$407.74

Total Offering Amounts					$3,700,000.00		$407.74

Total Fee Offsets							$0

Net Fee Due							$407.74

(1)

This Registration Statement covers, in addition to the number of shares of Air Lease Corporation, a Delaware corporation (the “Company”), Class A Common Stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options, units and rights that may be offered or issued pursuant to the Air Lease Corporation 2023 Equity Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends, recapitalization or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Company’s Common Stock as reported on the New York Stock Exchange on May 4, 2023, in accordance with Rule 457(c) of the Securities Act.